As filed with the Securities and Exchange Commission on December 12, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HENRY SCHEIN, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-3136595
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

135 Duryea Road Melville, New York	11747
(Address of Principal Executive Offices)	(Zip code)

Henry Schein, Inc. 2013 Stock Incentive Plan

(f/k/a the Henry Schein, Inc. 1994 Stock Incentive Plan, as amended)

(Full title of the plan)

Walter Siegel, Esq.

Senior Vice President and General Counsel

Henry Schein, Inc.

135 Duryea Road

Melville, New York 11747

(Name and address of agent for service)

631-843-5500

(telephone number, including area code, of agent for service)

Copies of all communications to:

Steven L. Kirshenbaum, Esq.

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

212-969-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of Registration Fee(3)
Common Stock, par value $.01	4,150,000 shares	$112.98	$468,867,000.00	$60,390.07

(1)	Represents 4,150,000 additional shares of the common stock, par value $.01 per share (“Common Stock”), of Henry Schein, Inc. (the “Company” or the “registrant”) that may be issued under the Henry Schein, Inc. 1994 Stock Incentive Plan, as amended, which has been renamed the Henry Schein, Inc. 2013 Stock Incentive Plan, as amended from time to time (the “Plan”).
(2)	Estimated for the sole purpose of determining the registration fee. Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, the proposed maximum offering price per share is calculated based upon the average of the high and low selling prices per share of Common Stock as reported by the NASDAQ Stock Market on December 5, 2013.
(3)	Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of 4,150,000 additional shares of Common Stock under the Plan.

EXPLANATORY NOTE

Incorporation by Reference. Pursuant to General Instruction E to Form S-8, the following documents previously filed by the Company with the Securities and Exchange Commission (the “SEC”) are incorporated by reference into this registration statement, except as the same may be modified by the information set forth herein:

File No.	Date
333-5453	June 7, 1996
333-33193	August 8, 1997
333-35144	April 19, 2000
333-91778	July 2, 2002
333-111914	January 14, 2004
333-164360	January 15, 2010

Registration of Additional Shares of Common Stock Under the Plans. This registration statement relates to the registration of 4,150,000 additional shares of Common Stock reserved for issuance under the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The contents of the Company’s prior registration statements on Form S-8 with the file numbers set forth above, filed with the SEC on the dates set forth above in the section titled “Incorporation by Reference” are incorporated herein by reference, except as the same may be modified by the information set forth herein. In addition, the following documents filed by the Company with the SEC are incorporated by reference in this registration statement:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012 filed on February 13, 2013;

2.	The Company’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 30, 2013 filed on May 7, 2013, fiscal quarter ended June 29, 2013 filed on August 6, 2013 and fiscal quarter ended September 28, 2013 filed on November 5, 2013;

3.	The Company’s Current Reports on Form 8-K filed on February 22, 2013, April 19, 2013, May 16, 2013, July 10, 2013 and November 26, 2013; and

4.	The description of the Company’s Common Stock under the heading “Description of Capital Stock” contained in Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-120246) filed on January 14, 2005.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all remaining securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents. In no event, however, will any information that the Company discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that the Company may from time to time furnish to the SEC be incorporated by reference into, or otherwise become a part of, this registration statement (including any exhibits included with such information, unless otherwise indicated therein). Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this registration statement after the most recent effective date may modify or replace existing statements contained in this registration statement.

Item 6. Indemnification of Directors and Officers.

Article TENTH of the Company’s Amended and Restated Certificate of Incorporation provides that the Company shall indemnify and hold harmless, to the fullest extent authorized by the Delaware General Corporation Law, its officers and directors against all expenses, liability and loss actually and reasonably incurred in connection with any civil, criminal, administrative or investigative action, suit or proceeding. The Amended and Restated Certificate of Incorporation also extends indemnification to those serving at the request of the Company as directors, officers, employees or agents of other enterprises.

In addition, Article NINTH of the Company’s Amended and Restated Certificate of Incorporation provides that no director shall be personally liable for any breach of fiduciary duty. Article NINTH does not eliminate a director’s liability (i) for a breach of his or her duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law for unlawful declarations of dividends or unlawful stock purchases or redemptions, or (iv) for any transactions from which the director derived an improper personal benefit, in respect of which such breach of fiduciary duty occurred.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors and officers against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses.

Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Henry Schein, Inc. dated November 2, 1995 (Incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10-K for the fiscal year ended December 30, 2006 filed on February 28, 2007)

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Henry Schein, Inc. dated November 12, 1997 (Incorporated by reference to Exhibit 3.2 to our Annual Report on Form 10-K for the fiscal year ended December 30, 2006 filed on February 28, 2007)

4.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Henry Schein, Inc. dated June 16, 1998 (Incorporated by reference to Exhibit 3.3 to our Registration Statement on Form S-3, Reg. No. 333-59793 filed on July 24, 1998)

4.4	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Henry Schein, Inc. dated May 25, 2005 (Incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q for the fiscal quarter ended June 25, 2005 filed on August 4, 2005)

4.5	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Henry Schein, Inc. dated May 15, 2012 (Incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K filed on May 16, 2012)

4.6	Amended and Restated By-Laws (Incorporated by reference to Exhibit 3.2 to our Registration Statement on Form S-1, Reg. No. 33-96528 filed on October 10, 1995)

4.7	Amendments to the Amended and Restated By-Laws adopted July 15, 1997 (Incorporated by reference to Exhibit 3.3 to our Registration Statement on Form S-4, Reg. No. 33-36081 filed on September 22, 1997)

4.8	Amendment to the Amended and Restated By-Laws adopted on May 15, 2012 (Incorporated by reference to Exhibit 3.2 of our Current Report on Form 8-K filed on May 16, 2012)

5.1	Opinion of Proskauer Rose LLP

23.1	Consent of BDO USA, LLP

23.2	Consent of Proskauer Rose LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S–8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melville, State of New York, on December 12, 2013.

HENRY SCHEIN, INC.

By:	/s/ Stanley M. Bergman
	Name:	Stanley M. Bergman
	Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Stanley M. Bergman and Steven Paladino, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, without the other, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Henry Schein, Inc., and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on December 12, 2013, by the following persons in the capacities indicated:

Signatures	Title

/s/ Stanley M. Bergman	Chairman and Chief Executive Officer (Principal Executive Officer)
Stanley M. Bergman

/s/ Steven Paladino	Director, Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Steven Paladino

/s/ James P. Breslawski	Director and President, Henry Schein and Chief Executive Officer, Global Dental Group
James P. Breslawski

/s/ Gerald A. Benjamin	Director, Executive Vice President and Chief Administrative Officer
Gerald A. Benjamin

/s/ Mark E. Mlotek	Director, Executive Vice President and Chief Strategic Officer
Mark E. Mlotek

/s/ Barry J. Alperin	Director
Barry J. Alperin

/s/ Paul Brons	Director
Paul Brons

/s/ Donald J. Kabat	Director
Donald J. Kabat

/s/ Philip A. Laskawy	Director
Philip A. Laskawy

/s/ Karyn Mashima	Director
Karyn Mashima

/s/ Norman S. Matthews	Director
Norman S. Matthews

/s/ Carol Raphael	Director
Carol Raphael

/s/ Dr. Bradley T. Sheares	Director
Dr. Bradley T. Sheares

/s/ Dr. Louis W. Sullivan	Director
Dr. Louis W. Sullivan

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Henry Schein, Inc. dated November 2, 1995 (Incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10-K for the fiscal year ended December 30, 2006 filed on February 28, 2007)

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Henry Schein, Inc. dated November 12, 1997 (Incorporated by reference to Exhibit 3.2 to our Annual Report on Form 10-K for the fiscal year ended December 30, 2006 filed on February 28, 2007)

4.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Henry Schein, Inc. dated June 16, 1998 (Incorporated by reference to Exhibit 3.3 to our Registration Statement on Form S-3, Reg. No. 333-59793 filed on July 24, 1998)

4.4	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Henry Schein, Inc. dated May 25, 2005 (Incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q for the fiscal quarter ended June 25, 2005 filed on August 4, 2005)

4.5	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Henry Schein, Inc. dated May 15, 2012 (Incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K filed on May 16, 2012)

4.6	Amended and Restated By-Laws (Incorporated by reference to Exhibit 3.2 to our Registration Statement on Form S-1, Reg. No. 33-96528 filed on October 10, 1995)

4.7	Amendments to the Amended and Restated By-Laws adopted July 15, 1997 (Incorporated by reference to Exhibit 3.3 to our Registration Statement on Form S-4, Reg. No. 33-36081 filed on September 22, 1997)

4.8	Amendment to the Amended and Restated By-Laws adopted on May 15, 2012 (Incorporated by reference to Exhibit 3.2 of our Current Report on Form 8-K filed on May 16, 2012)

5.1	Opinion of Proskauer Rose LLP

23.1	Consent of BDO USA, LLP

23.2	Consent of Proskauer Rose LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)